Scientific Games Reports First Quarter 2018 Results

Growth reflects strength and diversity of global technology offerings

LAS VEGAS, May 2, 2018 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company") today reported results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights:

  First quarter revenue rose 12 percent to $811.8 million, up from $725.4 million in the year ago period, reflecting the inclusion of $49.2 million in revenue from the NYX Gaming Group Limited ("NYX") acquisition completed on January 5, 2018 (the "NYX acquisition"), along with seven percent growth in lottery revenue and 21 percent growth in social revenue. Gaming revenue increased one percent from the prior year, reflecting a 30 percent increase in gaming machine replacement unit shipments offset by the impact from far fewer new casino openings globally.

  Operating income in the first quarter was $49.4 million compared to $88.0 million in the prior year period, reflecting $52.2 million in restructuring and other charges that included an $18.0 million accrual for contingent consideration associated with higher-than-anticipated results from the 2017 acquisition of Spicerack, a $15.0 million charge related to certain litigation costs, and $13.5 million of acquisition and integration costs related to the NYX acquisition, as well as the unfavorable impact of higher depreciation and amortization expense, inclusive of a $19.0 million facilities impairment charge. These costs were partially offset by the benefit from higher revenue, the inclusion of NYX results and more efficient business processes. Net loss increased to $201.8 million from $100.8 million in the prior year, reflecting the impact of a $93.2 million loss incurred on debt financing transactions associated with our February 2018 refinancing and the change in operating income.

  Attributable EBITDA ("AEBITDA"), a non-GAAP financial measure defined below, increased 12 percent to $320.1 million from $286.6 million in the prior year period, primarily driven by higher revenue, the inclusion of NYX and more efficient business processes throughout the organization.

  Net cash provided by operating activities decreased to $29.9 million from $111.0 million in the year ago period. The change included the impact of $49.5 million associated with a change in accrued interest due to the timing of our February 2018 refinancing and $30.2 million related to the NYX acquisition, including transaction fees and net assumed liabilities.

  In the 2018 first quarter, the Company completed refinancing transactions that resulted in an approximately $69 million reduction in annualized cash interest costs at then-prevailing interest rates and extended a portion of its debt maturities from 2022 to 2024, 2025 and 2026.

"Our first quarter results reflect our strength as a global diversified gaming technology provider," said Kevin Sheehan, CEO and President of Scientific Games. "Our results reflect the significant success our team achieved during the quarter such as the inclusion of NYX and our refinancing, as well as the underlying robust business fundamentals, such as the 30 percent increase in gaming machine replacement sales. With improving momentum across all our businesses, we are excited by the prospects and opportunities to smartly grow our revenue and AEBITDA during the remainder of 2018 and beyond."

Michael Quartieri, Chief Financial Officer of Scientific Games, said, "Our continued growth in revenue and AEBITDA, coupled with the lower interest costs resulting from our recent refinancing, establishes a solid platform for increased cash flows. We remain committed to our path of increasing cash flow, de-levering and strengthening our balance sheet."

SUMMARY CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2018	2017
Revenue	$811.8	$725.4
Operating income	49.4	88.0
Net loss before income taxes	(195.6)	(84.1)
Net loss	(201.8)	(100.8)
Net cash provided by operating activities	29.9	111.0
Capital expenditures (2)	88.0	61.3

Non-GAAP Financial Measures(1)
AEBITDA	$320.1	$286.6
AEBITDA margin	39.4%	39.5%
Free cash flow (2)(3)	$(63.1)	$41.2

Balance Sheet Measures	As of Mar 31, 2018	As of Dec 31, 2017
Cash and cash equivalents	$109.9	$788.8
Principal face value of debt outstanding	8,988.6	8,869.4
Available liquidity	649.4	1,009.4

(1) The financial measures "AEBITDA", "AEBITDA margin", "free cash flow", and "EBITDA from equity investments" (disclosed in the tables below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(2) The increase in capital expenditures was related primarily due to the ongoing accelerated replacement of our installed base of participation games, the timing of lottery systems installations in Maryland and Kansas and the inclusion of NYX.

(3) Free cash flow in the first quarter of 2018 includes an unfavorable change in working capital, primarily due to a $49.5 million impact associated with a change in accrued interest due to the timing of our February 2018 refinancing and $30.2 million related to the NYX acquisition, including transaction fees and net assumed liabilities.

EFFECT OF ADOPTING NEW REVENUE RECOGNITION ACCOUNTING GUIDANCE
We adopted new revenue recognition accounting guidance as of January 1, 2018, using the modified retrospective method. As such, the prior year results are unaffected; but current year results are prepared under the new guidance. There are two key changes resulting from our adoption, which collectively increased revenue by $3.7 million, reduced net loss by $6.3 million and increased AEBITDA by $6.3 million in the first quarter of 2018.

GAMING BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

($ in millions)	Three Months Ended March 31,		Increase/(Decrease)
	2018	2017	Amount	%
Revenue(1)
Gaming operations(2)	$161.3	$172.4	$(11.1)	(6.4)%
Gaming machine sales	144.8	156.2	(11.4)	(7.3)%
Gaming systems	75.0	61.5	13.5	22.0%
Table products	61.9	49.9	12.0	24.0%
	$443.0	$440.0	$3.0	0.7%

Operating income	$72.1	$77.5	$(5.4)	(7.0)%
AEBITDA	$218.1	$209.7	$8.4	4.0%
AEBITDA margin	49.2%	47.7%

(1)Gaming operations revenue is included in services revenue, gaming machine sales revenue is included in product sales revenue, and portions of gaming systems and table products revenue are included in both services revenue and product sales revenue in the Consolidated Statements of Operations presented below.

(2)There was a $4.4 million unfavorable impact on revenue associated with presenting Wide-Area Progressive jackpots as a reduction to revenue in the first quarter of 2018, compared to previously classifying such amounts as cost of services in 2017 due to adopting the new revenue recognition guidance. This change in classification has no impact on operating income or AEBITDA.  There was $7.0 million of such amounts presented as cost of services in the first quarter of 2017.

  Total gaming revenue increased $3.0 million in the first quarter of 2018 compared to the prior year, despite an approximately $33 million unfavorable impact of lower unit sales due to far fewer new casino openings and expansions globally in the first quarter 2018, as compared to the first quarter of 2017.

  Operating income decreased $5.4 million to $72.1 million. The decrease compared to the prior year largely reflected higher depreciation, amortization and impairment expense, primarily due to a $19.0 million facilities impairment charge, which was partially offset by a more profitable business mix.

  AEBITDA increased 4 percent, or $8.4 million, to $218.1 million, primarily reflecting a 150 basis point improvement in the AEBITDA margin to 49.2 percent, resulting from a more profitable business mix.

  Gaming operations revenue declined $11.1 million in the first quarter 2018, inclusive of a $4.4 million negative impact from adopting the new revenue recognition guidance. The year-over-year decrease also reflected a 480 unit year-over-year decline in the installed base of Wide-Area Progressive ("WAP"), premium and daily-fee participation gaming machines and a $1.21 decline in average daily revenue per such unit. On a quarterly sequential basis, the installed base of WAP, premium and daily-fee participation units increased 21 units, reflecting the continued replacement of older cabinets with newer platforms such as the Gamescape®, TwinStar® V75 and TwinStar iReels™ cabinets, which are performing strongly, while the average daily revenue increased $0.72 per unit.

  Gaming machine sales revenue decreased $11.4 million year over year, primarily due to a decline in new casino openings and expansions globally, offset by a 30 percent increase year over year of replacement units in the U.S. and Canada driven by ongoing demand for the TwinStar family of cabinets and success of the new content for the Pro Wave® cabinet. The average sales price increased 4 percent to $17,722, reflecting a more favorable mix of gaming machines. U.S. and Canadian shipments totaled 4,667 gaming machines, including 3,743 replacement units, 149 units for new casino openings and expansions and 775 VGTs for the Illinois market. In the prior-year period, U.S. and Canadian shipments totaled 5,862 units, which comprised 2,889 replacement units, 1,862 units for new casino openings and expansions, 861 VGTs for the Illinois market and 250 VLT units to Oregon. International shipments decreased 296 units to 2,201 gaming machines, including 261 units for new casino openings, compared with 2,497 units in the prior year, which included 424 units for new casino openings.

  Gaming systems revenue increased $13.5 million, or 22 percent, to $75.0 million, from ongoing installations of a new system to casinos in the Canadian provinces of Alberta and Ontario, coupled with increased hardware sales, reflecting shipments of innovative new iVIEW®4 player-interface display units. The deployment of the new system to additional casinos across Alberta and Ontario is expected to continue throughout 2018, and beyond.

  Table products revenue increased $12.0 million, or 24 percent, to $61.9 million, primarily reflecting increased revenue from a higher installed base of proprietary table games, shufflers and other utility products, table progressives and other side bets, along with strong sales to major customers of shufflers and other products, along with the inclusion of the Tech Art acquisition that closed in January 2018.

LOTTERY BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

($ in millions)	Three Months Ended March 31,		Increase/(Decrease)
Revenue (1)	2018	2017	Amount	%
Instant products (2)	$150.2	$141.7	$8.5	6.0%
Lottery systems	51.5	47.4	4.1	8.6%
	$201.7	$189.1	$12.6	6.7%

Operating income (2)	$61.1	$56.1	$5.0	8.9%
AEBITDA (2)	$94.1	$85.3	$8.8	10.3%
AEBITDA margin	46.7%	45.1%

(1) A portion of Lottery systems revenue is included in both services and product sales revenue in the Consolidated Statements of Operations presented below.

(2) There was an $8.1 million increase in revenue associated with instant product and a $6.3 million increase in operating income and AEBITDA due to adopting the new revenue recognition guidance. This guidance primarily impacts instant ticket sales under "percent of sales" arrangements that are now recognized at time of delivery to lottery-controlled warehouses versus upon retail sales of those tickets.  Cash collection terms remain the same, so there is no change in economic effect to us. The impact of this change is partially offset by the loss of revenue from any tickets that were already in the distribution channel at December 31, 2017, which was reflected directly into shareholders' deficit upon adoption of the new revenue recognition guidance.

  Total lottery revenue increased $12.6 million, or 7 percent, to $201.7 million from $189.1 million in the prior year, driven by increased instant products and services revenue.

  Operating income increased $5.0 million from the prior year period to $61.1 million, related to higher revenue and a more profitable revenue mix, partially offset by increased selling, general and administrative and higher depreciation expenses.

  AEBITDA increased 10 percent to $94.1 million, compared to $85.3 million in the prior year, with AEBITDA margin improving to 46.7 percent, primarily reflecting the revenue increase and a more profitable revenue mix partially offset by higher selling, general and administrative expense.

  Instant products revenue increased $8.5 million, or 6 percent, reflecting increased shipments of new games, as well as an $8.1 million increase from adopting the new revenue recognition guidance. In the U.S., instant products revenue grew 8 percent, reflecting the success of our instant games in driving retail sales for our lottery customers, such as the successful WILLY WONKA Golden Ticket™ instant game.

  Lottery systems revenue increased $4.1 million, or 9 percent, compared with the prior year. The increase was driven largely by higher services revenue from multi-state games in the U.S. and an increased number of international customer contracts for ongoing systems maintenance, partially offset by lower international product sales of hardware due to fewer new bid opportunities.

SOCIAL BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in millions)	Three Months Ended March 31,		Increase/(Decrease)
Revenue	2018	2017 (1)	Amount	%
Social gaming (2)	$97.4	$80.2	$17.2	21.4%

Operating (loss) income	$(0.2)	$13.5	$(13.7)	nm
AEBITDA	$26.2	$17.9	$8.3	46.4%
AEBITDA margin	26.9%	22.3%

nm - not meaningful

(1)Business segment information for the three months ended March 31, 2017 has been recast to reflect the new separate Social gaming business segment, previously included in our Interactive business segment.

(2)There is no impact from the change in revenue recognition guidance on the Social Segment.

Historical Social segment financial information recast to reflect the new segment reporting structure for the three-month periods ended March 31, 2017 and 2016, June 30, 2017 and 2016, September 30, 2017 and 2016, December 31, 2017 and 2016, and the years ended December 31, 2017 and 2016 is presented in the schedule titled "Supplemental Information – Recast Quarterly Social and Digital Business Segment Financial Data" below.

  Social revenue grew 21 percent to $97.4 million, compared to the prior year period, primarily reflecting the contribution and growth of the Bingo Showdown™ app, along with the ongoing popularity of the Quick Hit® Slots app and the growing success of the 88 Fortunes® app.

  Reflecting the Social business' strategy to continually enhance the player experience, the Jackpot Party® Social Casino app was reintroduced on a new, improved technology platform, following a strategic pause to affect the transition. Following the mid-quarter relaunch of the app, revenue showed a significant improvement in the second half of the quarter, reflecting growth in the number of daily paying players.

  Operating loss in the first quarter of 2018 reflected an $18.0 million accrual for contingent consideration resulting from better-than-anticipated results achieved by the Spicerack acquisition completed in April 2017.

  AEBITDA rose 46 percent to $26.2 million and AEBITDA margin increased to 26.9 percent, primarily reflecting the continued rapid growth in revenue and improved operating leverage, partially offset by higher research and development expenses for game development.

  An increase in average revenue per daily active user to $0.45 from $0.37 in the prior year period, reflects the growth in daily active paying users, on a year-over-year as well as on a quarterly sequential basis, and increased effectiveness in our user acquisition spending.

  Subsequent to quarter end, a new MONOPOLY Slots themed social casino app, featuring new innovative play characteristics, was introduced in mid-April. This is our first third-party themed app, as well as the first to be launched simultaneously in North America and several other global markets.

DIGITAL BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in millions)	Three Months Ended March 31,		Increase/(Decrease)
Revenue	2018 (1)(2)	2017 (3)	Amount	%
Sports and platform	$25.9	$-	$25.9	nm
Gaming and other	43.8	16.1	27.7	172.0%
	69.7	16.1	$53.6	nm

Operating (loss) income	$(4.5)	$3.7	$(8.2)	nm
AEBITDA	$17.2	$5.1	12.1	237.3%
AEBITDA margin	24.7%	31.7%

nm - not meaningful

(1)Includes the result of NYX since the completion of its acquisition on January 5, 2018.

(2)The first quarter 2018 results are reflective of the impact of migrating NYX from IFRS to U.S. GAAP and the new revenue recognition guidance.

(3)Business segment information for the three months ended March 31, 2017 has been recast to reflect the new Digital business segment, previously included in our Interactive business segment and now integrated with the acquired NYX business.

Historical Digital segment financial information recast to reflect the new segment reporting structure for the three-month periods ended March 31, 2017 and 2016, June 30, 2017 and 2016, September 30, 2017 and 2016, December 31, 2017 and 2016, and the years ended December 31, 2017 and 2016 is presented in the schedule titled "Supplemental Information – Recast Quarterly Social and Digital Business Segment Financial Data" below.

  The results of NYX have been combined with our B2B real-money online gaming business, previously included in our Interactive business segment, and are reported as the newly formed Digital business segment.

  Total digital revenue increased to $69.7 million, primarily reflecting $49.2 million of revenue associated with the NYX acquisition and a 27 percent organic increase in revenue from our existing B2B online business.

  Operating loss was $4.5 million, inclusive of $5.7 million in restructuring and other expense and a $14.6 million increase in depreciation and amortization expense resulting from the NYX acquisition. All other operating expenses also reflect year-over-year increases primarily due to the addition of NYX.

  AEBITDA was $17.2 million and AEBITDA margin was 24.7 percent. The year-over-year increase in AEBITDA and the decrease in AEBITDA margin primarily reflects the inclusion of NYX.

  During the first quarter of 2018, we successfully launched our gaming content across five new client sites and signed three new customers. Our development pipeline remains strong, as we held commitments with 48 customers that have not yet launched as of March 31, 2018.

LIQUIDITY

Cash flows from operating activities
	Three Months Ended March 31,		Increase/
($ in millions)	2018	2017	(Decrease)
Net loss	$ (201.8)	$ (100.8)	$ (101.0)
Non-cash adjustments included in net loss	301.9	191.2	110.7
Non-cash interest	5.6	8.2	(2.6)
Changes in deferred income taxes and other	0.7	3.0	(2.3)
Distributed earnings from equity investments	1.0	2.4	(1.4)
Changes in working capital accounts	(77.5)	7.0	(84.5)
Net cash provided by operating activities	$29.9	$111.0	$ (81.1)

  Net cash provided by operating activities decreased $81.1 million to $29.9 million from a year ago, principally reflecting the changes in working capital from a $49.5 million impact associated with the change in accrued interest due to the timing of our February 2018 refinancing, $30.2 million related to the NYX acquisition, including transaction fees and net assumed liabilities, and $9.6 million of higher lottery contract assets net of inventory decrease, reflecting adoption of the new revenue recognition guidance, which were partially offset by strong gaming business segment receivables collections and other working capital changes.

  Capital expenditures totaled $88.0 million in the first quarter 2018, compared with $61.3 million in the prior-year period. The increase from the prior year was related primarily to the ongoing acceleration of our installed base of participation games, lottery systems installations in Maryland and Kansas and the inclusion of NYX. For 2018, the Company continues to expect capital expenditures will be within a range of $320-$350 million, based on existing contractual obligations and planned investments.

  We paid $665.8 million in cash to acquire NYX, including fees and expenses, and to redeem NYX's outstanding debt, of which $550.7 million was paid in the first quarter of 2018.

  On February 14, 2018, we successfully completed a series of financing transactions, including a private offering of an additional $900.0 million principal amount of our 5.000% senior secured notes due 2025, €325.0 million of 3.375% new senior secured notes due 2026 and €250.0 million of 5.500% new senior unsecured notes due 2026, and an amendment to our credit agreement to refinance our existing term loan B-4 facility and increase the term loans outstanding by $900.0 million under a new term loan B-5 facility (collectively referred to as the "February 2018 refinancing"). We used net proceeds of the February 2018 refinancing to redeem $2,100.0 million of our outstanding 7.000% senior secured notes due 2022, prepay $230.0 million of our revolver borrowings under our credit agreement and pay accrued and unpaid interest thereon plus related premiums, fees and expenses. In connection with the amendment to our credit agreement, the interest rate on our term loans was decreased from LIBOR plus 3.25% to LIBOR plus 2.75%. We also increased the amount of the revolving credit agreement by $24.0 million to $620.2 million through October 18, 2018, with a step-down in availability at that time to $445.7 million until the extended maturity on October 18, 2020.

  Including the effect of cross-currency interest rate swap arrangements, the net impact of these financing transactions was to lower the Company's annual cash interest cost by approximately $69 million at then-prevailing interest rates, while extending maturities of $2.1 billion of its debt from 2022 out to 2024, 2025 and 2026. The Company also entered into new floating-to-fixed interest rate swaps on a portion of our term loans, which resulted in fixing the interest rate on a total of 62 percent of the Company's total debt.

  The Company remains focused on growing cash flow and deleveraging.

Earnings Conference Call
Scientific Games executive leadership will host a conference call on Thursday, May 3, 2018, at 8:00 a.m. EDT to review the Company's first quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games
Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company.

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

COMPANY CONTACTS
Media Relations
Susan Cartwright +1 702-532-7981
Vice President, Corporate Communications
susan.cartwright@scientificgames.com

Investor Relations
Mike Quartieri +1 702-532-7658
Executive Vice President and Chief Financial Officer

MONOPOLY is a trademark of Hasbro. Used with permission. © 2018 Hasbro. All rights reserved.

WILLY WONKA & THE CHOCOLATE FACTORY and all related characters and elements © and ™ Warner Bros. Entertainment Inc. (s18)

All ® notices signify marks registered in the United States. © 2018 Scientific Games Corporation. All Rights Reserved.

Forward-Looking Statements
In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions; slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions, and declines in the replacement cycle of gaming machines; ownership changes and consolidation in the gaming industry; opposition to legalized gaming or the expansion thereof; inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts; inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming; laws and government regulations, including those relating to gaming, data privacy, and environmental laws; legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming and sports wagering; reliance on technological blocking systems; expectations of shift to regulated online gaming or sports wagering; dependence upon key providers in our social gaming business; inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts; protection of our intellectual property, inability to license third party intellectual property, and the intellectual property rights of others; security and integrity of our products and systems; reliance on or failures in information technology and other systems; security breaches and cyber-attacks, challenges or disruptions relating to the implementation of a new global enterprise resource planning system; failure to maintain adequate internal control over financial reporting; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships; failure to achieve the intended benefits of our acquisitions, including the NYX acquisition; the ability to successfully integrate our acquisitions, including the NYX acquisition; incurrence of restructuring costs; implementation of complex revenue recognition standards or other new accounting standards; changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including anti-corruption laws, fluctuations in F/X rates; restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the affirmative vote in the U.K. to withdraw from the EU, and the potential impact to our instant lottery game concession or VLT lease arrangements resulting from the economic and political conditions in Greece; possibility that the renewal of LNS' concession to operate the Italian instant games lottery is not finalized (including as the result of a protest); changes in tax laws or tax rulings (including the recent comprehensive U.S. tax reform) or the examination of our tax positions; dependence on key employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships; level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs; inability to reduce or refinance our indebtedness; restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness; influence of certain stockholders, including decisions that may conflict with the interests of other stockholders; and stock price volatility.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on March 1, 2018 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: AEBITDA, AEBITDA margin, free cash flow, EBITDA from equity investments, net debt and net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company's business operations; (ii) facilitate management's internal comparisons of the Company's historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. In addition, the Company's management uses AEBITDA and AEBITDA margin to facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that AEBITDA, both on a consolidated and business segment basis, is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes have less bearing on the Company's ongoing underlying operating performance. Management believes AEBITDA margin, both on a consolidated and business segment basis, is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes AEBITDA and EBITDA from equity investments are useful to investors because the Company's Lottery business is also conducted through a number of equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. Management believes that net debt and net debt leverage ratio are useful for investors in evaluating the Company's overall liquidity.

AEBITDA
AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net income (loss) as the directly comparable GAAP measure, which is further reconciled to operating income (loss) by business segment, as set forth in the schedules titled "Reconciliation of Net Loss to Attributable EBITDA" below. We also present AEBITDA by business segment in this earnings release. AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA may differ from similarly titled measures presented by other companies.

AEBITDA, as used herein, is reconciled to net income (loss) in the following table and includes our net loss with the following adjustments: (1) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management changes; (iii) restructuring and integration; (iv) M&A and other, which includes: (a) M&A transaction costs, (b) purchase accounting, (c) unusual items (including certain litigation), and (d) other non-cash items; and (v) cost savings initiatives; (2) depreciation and amortization expense and impairment charges (including goodwill impairment charges); (3) change in fair value of investments and remeasurement of debt; (4) interest expense; (5) income taxes (benefit) provision; (6) stock-based compensation; and (7) loss (gain) on debt financing transactions. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments.

AEBITDA Margin
AEBITDA margin, as used herein, represents our AEBITDA (as defined above) for the three-month period ended March 31, 2017 and 2018, each calculated as a percentage of revenue. AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosures for illustrative purposes only and is reconciled to net loss in a schedule below. We also present AEBITDA margin by business segment in this release. These amounts are reconciled to consolidated net income (loss) as the nearest GAAP measure, which is further reconciled to operating income (loss) by operating segment.

Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less additions to equity method investments plus distributions of capital on equity investments. Free cash flow is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us)) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS) and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments in a schedule below.

Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding less cash and cash equivalents. Net debt leverage ratio, as used herein, represents net debt divided by AEBITDA (as defined above) for the trailing twelve- month period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenue:
Services	$ 437.5	$ 362.5
Product sales	224.1	222.7
Instant products	150.2	140.2
Total revenue	811.8	725.4

Operating expenses:
Cost of services (1)	121.9	103.3
Cost of product sales(1)	105.1	106.6
Cost of instant products(1)	69.7	70.1
Selling, general and administrative	171.6	140.7
Research and development	53.8	42.4
Depreciation, amortization and impairments	188.1	165.1
Restructuring and other	52.2	9.2
Total operating expenses	762.4	637.4
Operating income	49.4	88.0
Other (expense) income:
Interest expense	(154.8)	(159.4)
Earnings from equity investments	7.3	9.5
Loss on debt financing transactions	(93.2)	(29.7)
Loss on remeasurement of debt	(1.1)	-
Other (expense) income, net	(3.2)	7.5
Total other expense, net	(245.0)	(172.1)
Net loss before income taxes	(195.6)	(84.1)
Income tax provision	(6.2)	(16.7)
Net loss	$ (201.8)	$ (100.8)

Basic and diluted net loss per share:
Basic	$ (2.24)	$ (1.14)
Diluted	$ (2.24)	$ (1.14)

Weighted average number of shares used in per share calculations:
Basic shares	90.1	88.2
Diluted shares	90.1	88.2

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$ 109.9	$ 788.8
Restricted cash	34.1	29.0
Accounts receivable, net	554.1	540.9
Notes receivable, net	132.2	143.5
Inventories	231.2	243.1
Prepaid expenses, deposits and other current assets	249.7	131.1
Total current assets	1,311.2	1,876.4

Restricted cash	15.7	16.3
Notes receivable, net	44.8	52.8
Property and equipment, net	505.3	568.2
Goodwill	3,372.5	2,956.1
Intangible assets, net	1,903.0	1,604.6
Software, net	327.8	339.4
Equity investments	179.4	253.9
Other assets	77.5	57.6
Total assets	$ 7,737.2	$ 7,725.3

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$ 50.4	$ 40.3
Accounts payable	186.0	190.4
Accrued liabilities	519.9	509.1
Total current liabilities	756.3	739.8

Deferred income taxes	143.3	73.1
Other long-term liabilities	239.7	203.1
Long-term debt, excluding current portion	8,794.0	8,736.3
Total stockholders' deficit	(2,196.1)	(2,027.0)
Total liabilities and stockholders' deficit	$ 7,737.2	$ 7,725.3

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$ (201.8)	$ (100.8)
Adjustments to reconcile net loss to net cash provided by operating activities	308.5	201.8
Changes in working capital accounts, net of effects of acquisitions	(77.5)	7.0
Changes in deferred income taxes and other	0.7	3.0
Net cash provided by operating activities	29.9	111.0

Cash flows from investing activities:
Capital expenditures	(88.0)	(61.3)
Acquisitions of businesses and assets, net of cash acquired	(274.1)	(21.5)
Distributions of capital from equity investments	1.5	1.3
Other	-	2.0
Net cash used in investing activities	(360.6)	(79.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of payments	5.3	22.5
Repayment of assumed NYX debt	(288.2)	-
Payments of debt issuance and deferred financing costs	(38.5)	(27.2)
Payments on license obligations	(6.5)	(9.8)
Net redemptions of common stock under stock-based compensation plans and other	(17.7)	(0.6)
Net cash used in financing activities	(345.6)	(15.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.9	2.5
(Decrease) increase in cash, cash equivalents and restricted cash	(674.4)	18.9
Cash, cash equivalents and restricted cash, beginning of period	834.1	156.9
Cash, cash equivalents and restricted cash, end of period	$ 159.7	$ 175.8

Supplemental cash flow information:
Cash paid for interest	$ 161.3	$ 113.5
Income taxes paid	7.1	5.7
Distributed earnings from equity investments	1.0	2.4
Supplemental non-cash transactions:
Non-cash rollover and refinancing of Term loans	3,274.6	2,747.6
Non-cash interest expense	5.6	8.2
Non-cash net additions to intangible assets related to license agreements	-	28.1
NYX non-cash consideration transferred (inclusive of 2017 acquisition of ordinary shares)	93.2	-

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATING BUSINESS SEGMENT DATA AND
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended March 31, 2018
						Total
	Gaming	Lottery	Social	Digital	Corporate	Consolidated

Revenue:
Services	$ 224.1	$ 46.3	$ 97.4	$ 69.7	$ -	$ 437.5
Product sales	218.9	5.2	-	-	-	224.1
Instant products	-	150.2	-	-	-	150.2
Total revenue	$ 443.0	$ 201.7	$ 97.4	$ 69.7	$ -	$ 811.8

Operating expenses:
Cost of services (1)	$ 30.5	$ 32.4	$ 36.3	$ 22.7	$ -	$ 121.9
Cost of product sales (1)	101.0	4.1	-	-	-	105.1
Cost of instant products (1)	-	69.7	-	-	-	69.7
Selling, general and administrative	65.5	17.6	30.9	16.6	41.0	171.6
Research and development	33.1	1.8	5.7	13.2	-	53.8
Depreciation, amortization and impairments	139.4	14.2	6.6	16.0	11.9	188.1
Restructuring and other	1.4	0.8	18.1	5.7	26.2	52.2
Operating income (loss)	$ 72.1	$ 61.1	$ (0.2)	$ (4.5)	$ (79.1)	$ 49.4

Other (expense) income:
Interest expense						$ (154.8)
Earnings from equity investments	$ 1.1	$ 6.2	$ -	$ -	$ -	7.3
Loss on debt financing transactions					(93.2)	(93.2)
Loss on remeasurement of debt					(1.1)	(1.1)
Other (expense) income, net	1.7				(4.9)	(3.2)
Total other expense, net						$ (245.0)

Net loss before income taxes						$ (195.6)
Income tax provision						(6.2)
Net loss						$ (201.8)

Reconciliation of Net Loss to Attributable EBITDA

Net loss						$ (201.8)
Restructuring and other(3)	$ 1.4	$ 0.8	$ 18.1	$ 5.7	$ 26.2	52.2
Depreciation, amortization and impairments	139.4	14.2	6.6	16.0	11.9	188.1
Other expense, net					6.0	6.0
Interest expense						154.8
Income tax provision						6.2
Stock-based compensation	1.6	1.1	1.7	-	4.4	8.8
Loss on debt financing transactions					93.2	93.2
Loss on remeasurement of debt					1.1	1.1
EBITDA from equity investments (2)	1.9	16.9	-	-	-	18.8
Earnings from equity investments	(1.1)	(6.2)	-	-	-	(7.3)
Attributable EBITDA	$ 218.1	$ 94.1	$ 26.2	$ 17.2	$ (35.5)	$ 320.1

Reconciliation to Attributable EBITDA margin
Attributable EBITDA	$ 218.1	$ 94.1	$ 26.2	$ 17.2	$ (35.5)	$ 320.1
Revenue	443.0	201.7	97.4	69.7	-	811.8
Attributable EBITDA margin	49.2%	46.7%	26.9%	24.7%		39.4%

(1) Exclusive of depreciation and amortization.
(2) The Company received $2.5 million in cash distributions and return of capital payments from its equity investees.
(3) Refer to AEBITDA definition for description of items included in this line.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATING BUSINESS SEGMENT DATA AND
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended March 31, 2017
						Total
	Gaming	Lottery	Social(1)	Digital(1)	Corporate	Consolidated

Revenue:
Services	$ 227.2	$ 39.0	$ 80.2	$ 16.1	$ -	$ 362.5
Product sales	212.8	9.9	-	-	-	222.7
Instant products	-	140.2	-	-	-	140.2
Total revenue	$ 440.0	$ 189.1	$ 80.2	$ 16.1	$ -	$ 725.4

Operating expenses:
Cost of services (2)	$ 39.2	$ 26.5	$ 30.3	$ 7.3	$ -	$ 103.3
Cost of product sales (2)	99.6	7.0	-	-	-	106.6
Cost of instant products (2)	-	70.1	-	-	-	70.1
Selling, general and administrative	59.0	14.3	30.5	2.7	34.2	140.7
Research and development	37.2	0.9	2.5	1.0	0.8	42.4
Depreciation, amortization and impairments	123.3	13.9	2.6	1.4	23.9	165.1
Restructuring and other	4.2	0.3	0.8	-	3.9	9.2
Operating income (loss)	$ 77.5	$ 56.1	$ 13.5	$ 3.7	$ (62.8)	$ 88.0

Other (expense) income:
Interest expense						$ (159.4)
Earnings from equity investments	$ 2.5	$ 7.0	$ -	$ -	$ -	9.5
Loss on debt financing transactions					(29.7)	(29.7)
Other expense, net	1.2				6.3	7.5
Total other expense, net						$ (172.1)

Net loss before income taxes						$ (84.1)
Income tax provision						(16.7)
Net loss						$ (100.8)

Reconciliation of Net Loss to Attributable EBITDA

Net loss						$ (100.8)
Restructuring and other (4)	$ 4.2	$ 0.3	$ 0.8	$ -	$ 3.9	9.2
Depreciation, amortization and impairments	123.3	13.9	2.6	1.4	23.9	165.1
Other expense, net					(5.1)	(5.1)
Interest expense						159.4
Income tax provision						16.7
Stock-based compensation	1.7	0.8	1.0	-	2.4	5.9
Loss on debt financing transactions					29.7	29.7
EBITDA from equity investments (3)	1.8	14.2	-	-		16.0
Earnings from equity investments	(2.5)	(7.0)	-	-		(9.5)
Attributable EBITDA	$ 209.7	$ 85.3	$ 17.9	$ 5.1	$ (31.4)	$ 286.6

Reconciliation to Attributable EBITDA margin
Attributable EBITDA	$ 209.7	$ 85.3	$ 17.9	$ 5.1	$ (31.4)	$ 286.6
Revenue	440.0	189.1	80.2	16.1	-	725.4
Attributable EBITDA margin	47.7%	45.1%	22.3%	31.7%		39.5%

(1) Business segment information for the three months ended March 31, 2017 has been recast to reflect the new separate Social and Digital business segments, previously included in our Interactive business segment.

(2) Exclusive of depreciation and amortization.
(3) The Company received $3.7 million in cash distributions and return of capital payments from its equity investees.
(4) Refer to AEBITDA defintion for description of items included in this line.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended March 31,
	2018	2017

Net cash provided by operating activities(1)	$ 29.9	$ 111.0

Less: Capital expenditures(2)	(88.0)	(61.3)
Add: Distributions of capital from equity investments	1.5	1.3
Less: Payments on license obligations	(6.5)	(9.8)
Free cash flow(3)	$ (63.1)	$ 41.2

(1) The 2018 first quarter includes approximately $30.2 million of payments related to NYX transaction costs, $49.5 million unfavorable change in accrued interest due to February 2018 refinancing as compared to 2017.

(2) Refer to Free Cash Flow definition in the Non-GAAP financial measures section for description of items included in this line.

(3) The 2018 first quarter cash flows includes $262.5 million related to acquisition of NYX and $38.5 million in costs related to the refinancing transactions reflected in investing and financing activities, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA
(Unaudited, in millions)

	Three Months Ended March 31,
	2018	2017
EBITDA from equity investments(1):
Earnings from equity investments	$ 7.3	$ 9.5
Add: Income tax expense	2.0	2.3
Add: Depreciation and amortization	9.3	8.5
Add: Interest income (expense), net	0.2	(4.3)
EBITDA from equity investments	$ 18.8	$ 16.0

(1) EBITDA from equity investments includes results from the Company's participation in LNS, RCN, ITL, CSG, Beijing Guard Libang Technology Co., Ltd., Northstar Illinois, Northstar New Jersey Lottery Group, LLC and Hellenic Lotteries.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratio)

	Twelve Months Ended	Twelve Months Ended
	March 31, 2018	March 31, 2017

Net loss	$ (343.3)	$ (362.2)
Restructuring and other	88.9	60.4
Goodwill impairment	-	69.0
Depreciation, amortization and impairments	705.8	723.2
Other expense, net	19.7	(15.6)
Interest expense	605.1	655.1
Income tax provision (benefit)	4.0	(89.1)
Stock-based compensation	30.1	34.7
Loss on debt financing transactions	101.6	4.5
Loss on remeasurement of debt	1.1	-
EBITDA from equity investments	69.9	70.7
Earnings from equity investments	(24.5)	(19.3)
Attributable EBITDA	$ 1,258.4	$ 1,131.4

Principal face value of debt outstanding(1)	$ 8,988.6	$ 8,188.8
Less: cash and cash equivalents	109.9	131.9
Net debt(2)	$ 8,878.7	$ 8,056.9
Net debt leverage ratio	7.1	7.1

(1) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at constant foreign exchange rate at issuance of these notes.
(2) March 31, 2018 net debt balance is inclusive of incremental debt associated with the NYX acquisition.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited, in millions, except unit, per unit data and ARPDAU)

The table below presents certain key performance indicators and supplemental revenue metrics.  The information set forth in the table below should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.

	Three Months Ended
	March 31,	March 31,	December 31,
Gaming Revenue - Supplemental Revenue Metrics	2018	2017	2017
Revenue by Lines of Business:
Gaming operations revenue	$ 161.3	$ 172.4	$ 169.2
Gaming machine sales revenue	144.8	156.2	189.8
Gaming systems revenue	75.0	61.5	83.5
Table products revenue	61.9	49.9	50.0
Gaming revenue	$ 443.0	$ 440.0	$ 492.5

Gaming operations:
Wide-area progressive, premium and daily-fee participation revenue	$ 88.4	$ 98.2	$ 94.6
Other leased, participation and services revenue	72.9	74.2	74.6
Gaming operations revenue	$ 161.3	$ 172.4	$ 169.2

Gaming machine sales:
Gaming machine and other product sales revenue	$ 144.8	$ 156.2	$ 189.8

Gaming systems:
Hardware, software and services revenue	$ 47.7	$ 35.3	$ 56.1
Maintenance revenue	27.3	26.2	27.4
Gaming systems revenue	$ 75.0	$ 61.5	$ 83.5

Table products:
Table products sales revenue	$ 20.6	$ 14.5	$ 13.1
Leased table products revenue	41.3	35.4	36.9
Table products revenue	$ 61.9	$ 49.9	$ 50.0

Gaming Revenue - Key Performance Indicators
Gaming Operations
Wide-area progressive, premium and daily-fee participation units:
Installed base at period end	20,663	21,143	20,642
Average daily revenue per unit (exclusive of WAP jackpot expense)	$ 50.01	$ 51.22	$ 49.29

Other participation and leased units:
Installed base at period end	47,911	47,454	48,259
Average daily revenue per unit	$ 14.45	$ 14.96	$ 14.20

Gaming Machine Sales
U.S. and Canadian new unit shipments	4,667	5,862	5,840
International new unit shipments	2,201	2,497	4,409
New unit shipments	6,868	8,359	10,249
Average sales price per new unit	$ 17,722	$ 17,015	$ 16,858

Lottery Revenue - Supplemental Revenue Metrics
Lottery Revenue:
Instant products	$ 150.2	$ 141.7	$ 152.3
Lottery systems	51.5	47.4	64.9
Lottery revenue	$ 201.7	$ 189.1	$ 217.2

Instant games revenue by geography:
United States	$ 105.3	$ 97.8	$ 97.5
International	44.9	42.4	53.6
Instant games revenue	$ 150.2	$ 140.2	$ 151.1

Services revenue by geography:
United States	$ 32.2	$ 27.5	$ 32.4
International	14.1	11.5	10.9
Services revenue	$ 46.3	$ 39.0	$ 43.3

Lottery Revenue - Key Performance Indicators
Change in retail sales of U.S. lottery instant games customers (1)(2)	4.4%	2.2%	7.0%
Change in retail sales of U.S. lottery systems contract customers (1)(3)	6.2%	-12.9%	1.5%
Change in Italy retail sales of instant games (1)	2.9%	-0.9%	2.3%

Social Revenue - Key Performance Indicators
Social gaming:
Average monthly active users (4)	8.1	7.7	7.6
Average daily active users (5)	2.4	2.4	2.5
Average daily revenue per daily active user (6)	$ 0.45	$ 0.37	$ 0.42
Mobile penetration (7)	75%	72%	73%

Digital Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Sports and platform	$ 25.9	$ -	$ -
Gaming and other	43.8	16.1	17.8
Digital revenue	$ 69.7	$ 16.1	$ 17.8

(1) Information provided by third-party lottery operators.
(2) U.S. instant games customers' retail sales include only sales of instant games.
(3) U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.
(4) Monthly Active Users (MAU) and is a count of unique visitors to our site during a month.
(5) Daily Active Users (DAU) and is a count of unique visitors to our site during a day.
(6) Average daily revenue per DAU is calculated by dividing revenue by the DAU by the number of days in the period.
(7) Mobile penetration = percentage of B2C social gaming revenue derived from mobile platforms.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - RECAST QUARTERLY SOCIAL AND DIGITAL BUSINESS SEGMENT FINANCIAL DATA
(Unaudited, in millions)

	Q1	Q2	Q3	Q4	FY17	Q1	Q2	Q3	Q4	FY16
Recast Business Segment Revenue(1)

Social Gaming (recast)	$ 80.2	$ 91.1	$ 95.1	$ 95.5	$ 361.9	$ 60.2	$ 69.1	$ 70.3	$ 74.8	$ 274.4
Digital (recast)	16.1	15.7	16.3	17.8	65.9	12.4	14.3	14.9	16.8	58.4
Interactive, as previously reported(2)	$ 96.3	$ 106.8	$111.4	$ 113.3	$ 427.8	$ 72.6	$ 83.4	$ 85.2	$ 91.6	$ 332.8

Recast Business Segment Operating Income(1)

Social Gaming (recast)	$ 13.5	$ 17.5	$ 12.2	$ 14.4	$ 57.6	$ 11.0	$ 13.4	$ 8.1	$ 11.9	$ 44.4
Digital (recast)	3.7	1.3	0.7	1.1	6.8	0.5	0.3	1.5	1.8	4.1
Interactive, as previously reported(2)	$ 17.2	$ 18.8	$ 12.9	$ 15.5	$ 64.4	$ 11.5	$ 13.7	$ 9.6	$ 13.7	$ 48.5

Recast Business Segment Attributable EBITDA(1)

Social Gaming (recast)	$ 17.9	$ 21.9	$ 20.1	$ 21.8	$ 81.7	$ 13.2	$ 16.0	$ 10.9	$ 15.4	$ 55.5
Digital (recast)	5.1	2.7	3.1	5.1	16.0	2.2	2.2	2.7	4.3	11.4
Interactive, as previously reported(2)	$ 23.0	$ 24.6	$ 23.2	$ 26.9	$ 97.7	$ 15.4	$ 18.2	$ 13.6	$ 19.7	$ 66.9

SOCIAL BUSINESS SEGMENT
Reconciliation of Operating Income to recast Attributable EBITDA(2)

Operating income	$ 13.5	$ 17.5	$ 12.2	$ 14.4	$ 57.6	$ 11.0	$ 13.4	$ 8.1	$ 11.9	$ 44.4
Restructuring and other	0.8	0.2	0.6	0.4	2.0	-	0.2	(0.2)	0.5	0.5
Depreciation, amortization and impairments	2.6	3.1	5.7	6.3	17.7	2.1	2.3	2.4	2.3	9.1
Stock based compensation	1.0	1.1	1.6	0.7	4.4	0.1	0.1	0.6	0.7	1.5
Social Gaming	$ 17.9	$ 21.9	$ 20.1	$ 21.8	$ 81.7	$ 13.2	$ 16.0	$ 10.9	$ 15.4	$ 55.5

DIGITAL BUSINESS SEGMENT
Reconciliation of Operating Income to recast Attributable EBITDA(2)

Operating income	$ 3.7	$ 1.3	$ 0.7	$ 1.1	$ 6.8	$ 0.5	$ 0.3	$ 1.5	$ 1.8	$ 4.1
Restructuring and other	-	0.1	(0.1)	0.2	0.2	-	0.3	(0.2)	1.0	1.1
Depreciation, amortization and impairments	1.4	1.3	2.2	3.7	8.6	1.6	1.5	1.3	1.4	5.8
Stock based compensation	-	-	0.3	0.1	0.4	0.1	0.1	0.1	0.1	0.4
Digital	$ 5.1	$ 2.7	$ 3.1	$ 5.1	$ 16.0	$ 2.2	$ 2.2	$ 2.7	$ 4.3	$ 11.4

(1) Business segment information for the fiscal years ended December 31, 2017 and December 31, 2016 have been recast to reflected the new Social and Digital business segments, previously included in our Interactive business segment.

(2) Interactive revenue, operating income and Attributable EBITDA for each period presented was previously disclosed (and in the case of AEBITDA reconciled to the nearest GAAP measure) in Forms 8-K furnished with the Securities and Exchange Commission on the following dates: May 5, 2016, August 5, 2016, November 3, 2016, March 2, 2017, April 27, 2017, July 24, 2017, November 1, 2017 and February 28, 2018.